Exhibit 99.1

REVA ANNOUNCES APPOINTMENT OF STEPHEN OESTERLE, MD TO BOARD OF DIRECTORS

San Diego, California (Monday, February 5, 2018 - PST) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”), a leader in bioresorbable polymer technologies for vascular applications, announces the appointment of Stephen Oesterle, MD to its Board of Directors, effective immediately.

Dr. Oesterle brings significant clinical, medical device and board expertise to REVA.  He is currently a venture partner at New Enterprise Associates and serves as a Senior Advisor to EQT Partners of Sweden and Temasek Holdings in Singapore.  He is also a member of the Board of Directors at Baxter International. Dr. Oesterle was formerly Senior Vice President for Medicine and Technology at Medtronic, Inc. and a member of its Executive Operating Committee for 14 years. He oversaw long term internal technology investments while participating in strategic corporate investments in emerging private companies. Additionally, he served as a member of Medtronic’s Business Development and Strategy Committee that approved all corporate acquisitions.

Dr. Oesterle graduated summa cum laude from Harvard and received his M.D. from Yale Medical School; he completed his residency at Massachusetts General Hospital. Following medical school, he completed a fellowship in Interventional Cardiology at Stanford University Hospital.  Dr. Oesterle then served on the faculties at Harvard and Stanford medical schools where he directed Invasive Cardiology Services at each hospital.

Dr. Oesterle commented, “I have always believed that bioresorbable polymer scaffolds will replace drug eluting metal stents.  REVA has developed a "best in class" polymer scaffold, solving the challenges of recoil, radial strength, deliverability and visibility.  The compelling clinical data of Fantom, the pipeline of even more advanced products, and the perseverance of REVA inspired me to join an excellent board to help REVA realize global commercial success and improve long term outcomes of patients suffering from coronary artery disease.”

Reggie Groves, REVA’s Chief Executive Officer, said, “We are thrilled to have Dr. Oesterle join our Board of Directors.  Steve’s global interventional clinical reputation and business expertise in medicine will be invaluable to REVA as we work to commercialize Fantom in new markets and expand our product portfolio.”

About Fantom

Fantom is a sirolimus-eluting bioresorbable scaffold (“BRS”) developed as an alternative to metallic stents for the treatment of coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, and then disappear (or “resorb”) from the body over a period of time. This resorption is intended to allow the return of natural movement and function of the artery. Fantom is the only bioresorbable scaffold made from Tyrocore, REVA’s proprietary tyrosine-derived polymer designed specifically for vascular scaffold applications. Tyrocore is inherently radiopaque, making Fantom the first and only BRS that is visible under fluoroscopy. Fantom is designed with thin struts while maintaining strength and with distinct ease-of-use features such as expansion with one continuous inflation.

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800     •     ARBN 146 505 777

REVA Medical, Inc.Page 2

About REVA Medical

REVA Medical is a medical device company focused on the development and commercialization of bioresorbable polymer technologies for vascular applications. The Company’s lead product, the Fantom bioresorbable vascular scaffold, received European CE Marking on April 3, 2017 for the treatment of coronary artery disease. REVA is located in San Diego, California, USA and employs over 50 people in the U.S. and Europe.

Fantom and Tyrocore are trademarks of REVA Medical, Inc.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions, and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating plans or performance and events or developments that may occur in the future, are forward-looking statements, such as those statements regarding the projections and timing surrounding commercial operations and sales, clinical trials, pipeline product development, and future financings. No undue reliance should be placed on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on February 28, 2017, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Brandi Roberts	Kim Jacobs	Rebecca Wilson
Chief Financial Officer	+61 438 217 279	+61 3 9866 4722
+1 858-966-3003	Andrew Cohen
Cheryl Liberatore	+61 408 333 452
Director, Communications
+1 858-966-3045
ir@revamedical.com

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800     •     ARBN 146 505 777